Exhibit 10.3

STILLWATER MINING COMPANY
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

Name of Participant: Number of RSUs:	Grant Date: February 28, 2017

THIS PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT (the “Award Agreement”) is made by and between Stillwater Mining Company, a corporation organized and existing under the laws of the State of Delaware (the “Company”), and the employee named above (the “Participant”), as of the date designated above (the “Grant Date”). This Award Agreement provides notice of the terms and conditions applicable to a grant of Restricted Stock Units (“RSUs”) made under the Company’s 2012 Equity Incentive Plan (the “Plan”). By execution below, Participant agrees to be bound by the terms and conditions described herein and the provisions of the Plan. Unless otherwise defined below, capitalized terms have the meanings ascribed to them in the Plan.

1.                  Grant of Restricted Stock Units.

(a)                As of the Grant Date, the Board grants to Participant ______ RSUs, each RSU corresponding to the right to receive a number of shares of Stock depending on satisfaction of the Performance Criteria (as defined below).

(b)               Notwithstanding the previous paragraph or anything in this Award Agreement or the Plan to the contrary, in the event that the merger of the Company is consummated as provided in the Agreement and Plan of Merger dated as of December 9, 2016 between the Company and Sibanye Gold Limited and other parties, as may be amended or supplemented from time to time (the “Merger Agreement”), each RSU shall be converted to the right to receive an amount in cash equal to the per share consideration under the Merger Agreement, which amount will be fixed and not subject to adjustment based on the Performance Criteria (as defined below), and any reference to the delivery of shares of Stock in this Award Agreement shall be deemed instead to provide for a payment of cash in respect of a number of RSUs as set forth in the clauses below:

i.                    in the event of Participant’s death or total and permanent disability during Participant’s employment with the Company and its affiliates, a pro rata amount of unvested RSUs shall immediately vest based on the number of calendar days from January 1, 2017 through the date of such death or disability relative to 1,095 days;

ii.                  in the event of Participant’s termination of employment for Underperformance (as defined in the Employment Agreement), payment of the RSUs will be made as provided in Section 4(b), except in cash as provided above;

iii.                in the event of Participant’s termination of employment by the Company and its affiliates without “Cause” (as such term is defined in Participant’s employment agreement) or by Participant for “Good Reason” (as such term is defined in Participant’s employment agreement, if at all, provided that for purposes of this Agreement “Good Reason” shall not exist solely by reason of the transactions contemplated under the Merger Agreement), or in the event Participant’s employment with the Company is terminated at the expiration of the Employment Agreement without renewal by reason of the Company’s failure to offer renewal or extension on terms substantially similar to those in effect, all of the unvested RSUs shall immediately vest and will be paid as soon as practicable on or after the Vesting Date;

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iv.                in the event of Participant’s termination of employment before December 31, 2019 with the Company and its affiliates for any reason not described in clause (i), (ii) or (iii) above, all of the then unvested RSUs shall be forfeited and canceled; and

v.                  in the event Participant is employed with the Company and its affiliates on December 31, 2019, all of the unvested RSUs shall vest on such date and the fixed amount of cash shall be payable in respect thereof.

(c)                Each RSU constitutes an unsecured promise of the Company to pay the amounts contemplated herein, and Participant as a holder of any RSUs has only the rights of a general unsecured creditor of the Company.

2.                  Vesting Schedule. Subject to the provisions of this Award Agreement, the RSUs will vest from 0% to 175% on December 31, 2019 (the “Vesting Date”) subject to satisfaction of the performance criteria set forth on Exhibit A (the “Performance Criteria”) over the “Performance Period” as specified on Exhibit A, provided that the RSUs will be forfeited if Participant’s employment with the Company terminates prior to the Vesting Date, except as provided in Section 4 below or as otherwise determined by the Company consistent with the Plan. For the avoidance of doubt, the extent to which the Performance Criteria are met on the Vesting Date will be determined as of the time that the Fair Market Value of a share of Stock on such date would be determined under Section 1 (14) of the Plan.

3.                  Settlement of RSUs.

(a)                As soon as practicable on or after the Vesting Date, the Committee will determine the extent to which the Performance Criteria were met and accordingly the extent to which the RSUs are vested. As soon as practicable following the Committee’s determination (but in no event later than March 15 of the year following the Vesting Date), shares of Stock corresponding to the number of vested RSUs will be delivered to Participant by the Company, provided that fractional shares (if any) may be settled by the Company in cash.

(b)               Participant is not be entitled to any dividend equivalents with respect to the RSUs unless otherwise determined by the Board, nor any dividends on Stock that may be delivered in settlement of the RSUs unless and until the Stock is issued in settlement of the RSUs.

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4.                  Termination.

(a)                If Participant’s employment with the Company is terminated before the Vesting Date for death or Disability (as defined in the Participant’s Executive Employment Agreement with the Company (“Employment Agreement”)), the following portion of the RSUs granted under this Award Agreement will vest as of the date of termination of Participant’s employment (“Termination Date”):

The pro rata portion (equal to the number of days in the Performance Period through the Termination Date relative to the total number of days in the Performance Period) of the RSUs that would vest if the “target” Performance Criteria were to be met as of the Vesting Date.

The shares corresponding in number to such vested RSUs will be delivered to Participant by the Company as soon as practicable following the Termination Date, but in no event later than March 15th of the year following the year in which the Termination Date occurs.

(b)               If Participant’s employment with the Company is terminated by the Company for Underperformance (as defined in the Employment Agreement), the following portions of the RSUs that would otherwise have vested on the Vesting Date (based on the Committee’s determination of the extent to which the Performance Criteria were achieved) (the “Earned RSUs”) will be vested as of the Vesting Date:

A pro rata portion of the Earned RSUs equal to the number of days in the Performance Period through the Termination Date relative to the total number of days in the Performance Period; and

50% of an additional pro rata portion of the Earned RSUs equal to the number of days in the Performance Period beginning with the date after the Termination Date and ending on the last day of the Performance Period, relative to the total number of days in the Performance Period.

To the extent RSUs are vested as provided in this paragraph (b), the shares corresponding in number to such vested RSUs will be delivered to Participant by the Company as soon as practicable following the Vesting Date, but in no event later than March 15th of the year following the year in which the Vesting Date occurs. Any remaining RSUs will be immediately forfeited and any right to receive settlement in shares for such RSUs will be canceled as of the Vesting Date.

(c)                Unless the following paragraph (d) applies, if Participant’s employment with the Company is terminated by Participant for Good Reason (as defined in the Employment Agreement) or as a result of expiration of the Employment Agreement without renewal by reason of the Company’s failure to offer renewal or extension on terms substantially similar to those in effect, the Participant will be entitled to settlement of the RSUs in accordance with Section 3(a) as if Participant was still employed on the Vesting Date.

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(d)               If within 24 months after the occurrence of a Change in Control Participant’s employment with the Company is terminated either by Participant for Good Reason (as defined in the Employment Agreement) or by the Company for any reason other than for Cause (as defined in the Employment Agreement), the Participant will be entitled to payment on account of the portion of the RSUs that the Committee determines would have vested had the Performance Period ended on the date of the Change in Control, based on achievement of the Performance Criteria as of the date of the Change in Control. The shares (or cash, in the discretion of the Company) corresponding in number to such vested RSUs will be delivered to Participant by the Company as soon as practicable following the Termination Date, but in no event later than March 15th of the year following the year in which the Termination Date occurs.

(e)                Unless otherwise determined by the Board in its sole and absolute discretion, if Participant’s employment with the Company is terminated voluntarily by Participant without Good Reason (as defined in the Employment Agreement), by the Company for Cause (as defined in the Employment Agreement), or for any reason other than as specified in paragraphs (a) through (d) above, all unvested RSUs will be immediately forfeited and any right to receive settlement in shares for such RSUs will be canceled by the Company as of the Termination Date.

5.                  No Assignment of RSUs. Except to the extent otherwise determined by the Company, no RSUs are assignable or otherwise transferable by Participant other than by will or by the laws of descent and distribution and, unless otherwise provided by the Company, during Participant’s life, any elections with respect to RSUs may be made only by Participant or Participant’s guardian or legal representative.

6.                  Compliance with Section 409A. The intent of the parties is that payments and benefits under this Award Agreement comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Award Agreement will be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Participant will not be considered to have terminated employment or service for purposes of this Award Agreement until Participant would be considered to have incurred a “separation from service” within the meaning of Section 409A. Any payments described in this Award Agreement or the Plan that are due within the “short-term deferral period” as defined in Section 409A will not be treated as deferred compensation unless applicable law requires otherwise. Each amount to be paid or benefit to be provided to Participant pursuant to this Award Agreement that constitutes deferred compensation subject to Section 409A will be construed as a separate identified payment for purposes of Section 409A. Notwithstanding anything to the contrary in this Award Agreement or the Plan, to the extent that any amounts are payable to a “specified employee” (within the meaning of Section 409A) upon a separation from service and such payment would result in the imposition of any individual penalty tax or late interest charges imposed under Section 409A, the settlement and payment of such amounts will instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier).

7.                  Employment Rights. Neither this Award Agreement nor the grant of RSUs hereunder may be deemed to confer on Participant any right to continue in the employ of the Company or any affiliate or to interfere, in any manner, with the right of the Company (or an affiliate) to terminate employment, whether with or without Cause, in its sole discretion, subject to the terms of any separate agreement between Participant and the Company.

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8.                  Amendment and Modification. The terms and conditions set forth herein may be amended only in writing signed by both Participant and an authorized member of the Company.

9.                  Successors and Assigns. This Award Agreement is binding upon and will inure to the benefit of Participant and the Company, including their respective heirs, executors, administrators, successors and assigns.

10.              Plan and Available Information. The RSUs granted hereunder are subject to such additional terms and conditions as may be imposed under the terms of the Plan, a copy of which has been furnished with this grant. If any conflict exists between this Award Agreement and the Plan, the Plan will prevail.

11.              Governing Law. The validity, construction, and effect of all rules and regulations applicable to this award will be determined in accordance with the laws of the State of Delaware and applicable federal law.

12.              Counterparts. This Award Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument.

13.              Withholding Tax. Participant must, no later than the date as of which the value of an Award first becomes includible in the wages and gross income of the Participant for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to such Award. The obligations of the Company under the Plan are conditional on the making of such payments or arrangements, and the Company has, to the extent permitted by law, the right to deduct any such taxes from any payment of any kind otherwise due to Participant. The Company may, to the extent permitted by law, in lieu of the payment of cash by the Participant, satisfy its tax withholding obligation by withholding Stock due and payable to the Participant pursuant to an Award.

STILLWATER MINING COMPANY

By:
Date:

PARTICIPANT

By:
Date:

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Exhibit A

Performance Criteria; Performance Period

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